Exhibit 99.1

CSMG TECHNOLOGIES, INC. ENGAGES NEW TEAM TO MANAGE LIVE TISSUE CONNECT, INC.

March 26, 2010, Corpus Christi, Texas

The Board of Directors of CSMG Technologies, Inc. is pleased to announce it has reached an agreement with a qualified team of managers to assume leadership positions in Live Tissue Connect, Inc. Live Tissue Connect (LTC) has already received FDA clearance to perform human operations in the U.S. for procedures concerning vessel and duct sealing.  Examples of approved procedures are stripping veins or arteries from a patient for use in open heart surgery, cutting the connecting vessel for gall bladder surgery, and hemorrhoid surgeries.  The CSMG Board is confident that this team has the ability and motivation to lead LTC to a position of dominance within this significant segment of the surgical equipment industry. The group described below will assume formal duties and become official representatives of the Company once a bridge funding now underway is completed.

Key members of the proposed senior management team for LTC are:

Mr. C. Richard Piazza – President and Chief Executive Officer
Mr. Piazza brings a total of 37 years in the healthcare industry, including 15 in pharmaceutical/biotech and 20 years in regulated biomedical devices.  He has extensive experience in General Management and CEO roles, both in public and private companies.  Included in this experience is direct responsibility for gaining regulatory approvals for levels of products including Class I, II & III devices, BLA, NDA @ ANDAs. Mr. Piazza has a demonstrated record of success in the development of start-up and second stage companies, and the introduction of new product and technology introductions on a worldwide basis, with emphasis on market development and market share acquisition.  He is also skilled in the M&A and investment banking areas, having raised over $180 million in public and private capital, often in the face of very complex business and financial issues.  Prior experience includes positions with Smith and Nephew, BOC, and AdvaMed’s Director Committee, charged with working with the FDA and Congress in the development and passage of the FDA Modernization Act of 1997. Mr. Piazza currently resides in Houston, Texas, and the Board anticipates locating the new corporate headquarters for LTC there in the near future.

Mr. Barton P. Bandy – Senior Vice President, Sales and Market Development
Mr. Bandy has worked successfully with Mr. Piazza on a number of prior projects, and brings a track record of excellence in the sales and marketing arena dating from 1991. In addition, Mr. Barton has extensive experience in areas such as strategic planning, research and development, market forecasting and budget planning.  Past positions include: USGI Medical (Senior VP and General Manager); Allegan (formerly Inamed – Senior Vice President and Director of Worldwide Sales and Marketing);Karl Storz Endoscopy – America, Inc. (Group Marketing Manager); Ethicon Endo-Surgery, Inc. (Divisional Manager).

Ms. “L.S.” – Chief Financial Officer
The full name and background of the future Chief Financial Officer for LTC is temporarily withheld, as she is currently employed by another technology company, and the timing of her departure is yet to be disclosed.  Ms. L.S. brings 32 years of experience, both on the financial side and as a CEO for a number of successful early stage companies.  She also has experience with larger corporations, among them being Scientific Atlanta and NCR Corporation. She has completed many equity and debt financings and has expensive M&A experience.  She has worked successfully in the past with Mr. Piazza on several projects, and will add a great deal a depth to the management team.  Ms. L.S. is a registered CPA in the State of California, and holds an MBA.

Mr. Stewart M. Brown – Chief Counsel, Patents and Intellectual Property
Mr. Brown has 15 years experience, including as lead counsel, in US and international patent litigation.    He maintains an independent practice, and will be joining the Company on a full-time basis. Mr. Brown has a background in chemistry and biology, and  is admitted to practice in California, District of Columbia and before the USPTO.  He has published peer-review articles in the Intellectual Property Litigation Reporter and Managing Intellectual Property.  Mr. Brown is highly regarded for his intellect and his record of successful representation of clients in past patent litigation disputes, and his service will be invaluable through the protection of LTC’s extensive and growing patent portfolio, and thus to the ultimate success of LTC.

The Board of Directors is very pleased to be able to present such a qualified team of managers to the shareholders of both CSMG Technologies and Live Tissue Connect.  We believe that this technology has the capability to change the way surgery is performed, and that this is the team that will turn that potential into a reality.